Report of Independent Registered Public Accounting Firm
The Board of Trustees of John Hancock Funds III:
We consent to the use of our report dated December 18, 2009, except for note 14, as to which the date is March 1, 2010, with respect to the financial statements of Optique International Value Fund, constituting Optique Funds, Inc., as of and for the year ended October 31, 2009, incorporated herein by reference, and to the references to our firm under the headings “Experts,” “Representations and Warranties of the Acquired Fund” in Exhibit A and “Financial Highlights of the Optique Fund” in Exhibit B of this Registration Statement.
Our report dated December 18, 2009, except for note 14, as to which the date is March 1, 2010, contains an explanatory paragraph that states the Fund has experienced a significant decline in net assets which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ KPMG LLP
Philadelphia, Pennsylvania
November 12, 2010